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                                                         EXHIBIT 11, FORM 10-Q
                                               COMMISSION FILE NUMBER 000-26572

                                  NHP INCORPORATED
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                            For the Three Months        For the Nine Months
                            Ended September 30,         Ended September 30,
                        ---------------------------  --------------------------
                              1997           1996          1997          1996
                        ------------   ------------  ------------   -----------

NET INCOME:
  Income from
   continuing
   operations           $     1,521    $     2,141   $     2,720   $     7,447
  Income from
   discontinued
   operations                 1,381            182         1,974           604
                        -----------    -----------   -----------   -----------

     Net income         $     2,902    $     2,323   $     4,694   $     8,051
                        ===========    ===========   ===========   ===========


ADJUSTMENTS TO COMMON
 SHARES OUTSTANDING:
  Average number of
   shares of common
   stock                 12,834,604     12,494,620    12,710,158    12,411,627
  Primary adjustment:
    Assume exercise of
     options (treasury
     stock method)          370,952        302,398       340,975       305,318
                        -----------    -----------   -----------   -----------

    Total average number
     of common shares
     and equivalents
     used for primary
     computation         13,205,556     12,797,018    13,051,133    12,716,945
                        ===========    ===========   ===========   ===========

  Average number of
   shares of common
   stock                 12,834,604     12,494,620    12,710,158    12,411,627
  Fully diluted
   adjustment:
    Assume exercise of
     options (treasury
     stock method)          431,537        305,737       483,724       318,224
                        -----------    -----------   -----------   -----------

    Total average number
     of common shares
     and equivalents
     used for fully
     diluted
     computation         13,266,141     12,800,357    13,193,882    12,729,851
                        ===========    ===========   ===========   ===========

INCOME PER COMMON SHARE:
Net income per common
 share - primary:
  Income from
   continuing
   operations           $       .12    $       .17   $       .21   $       .58
  Income from
   discontinued
   operations                   .10            .01           .15           .05
                        -----------    -----------   -----------   -----------

    Net income per
     common share -
     primary            $       .22    $       .18   $       .36   $       .63
                        ===========    ===========   ===========   ===========

Net income per common
 share - fully diluted:
  Income from
   continuing
   operations           $       .12    $       .17   $       .21   $       .58
  Income from
   discontinued
   operations                   .10            .01           .15           .05
                        -----------    -----------   -----------   -----------

  Net income per
   common share -
   fully diluted        $       .22    $       .18   $       .36   $       .63
                        ===========    ===========   ===========   ===========
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